Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


[Letterhead of Mantyla McRynolds LLC]



Ladies and Gentlemen:

We consent to the incorporation by reference in the Registration Statements on Form S-8, File Nos. 333-122279 and 333-99139 filed by Arkona, Inc. ("Arkona"), pertaining to the Arkona, Inc. 2001 Stock Incentive Plan (Amended and Restated) of our report dated June 23, 2005 appearing in the Annual Report on Form 10-KSB for the year ended March 31, 2005 filed with the SEC on July 14, 2005.


/s/ Mantyla McReynolds
-------------------------------------
Mantyla McReynolds,
a professional corporation
Certified Independent Public Accountants


Salt Lake City, Utah
July 14, 2005

[letterhead of Mantyla McReynolds, LLC]

July 14, 2005

Alan Rudd
Chief Executive Officer
Arkona, Inc.
10542 South Jordan Gateway, Suite 200
South Jordan, UT 84005


Dear Mr. Rudd


This letter shall serve as formal notice that we have received your 10KSB, Annual Report for the Year Ending March 31, 2005, to be filed with the Securities and Exchange Commission. Upon review of the filing information as it relates to our audit of the financial statements as of March 31, 2005, under our report dated June 23, 2005, we consent to the incorporation of our report in such filing.

We are pleased to have this opportunity.

Very truly yours,

MANTYLA & McREYNOLDS, LLC

John E. Lelegren, C.P.A.